PRESS RELEASE

FOR IMMEDIATE RELEASE

FOR FURTHER INFORMATION CONTACT:  Charles G. Urtin, President/CEO
                                  Telephone:  724-863-3100
                                  www.myirwinbank.com

                                IBT Bancorp, Inc.
                Announces Operating Results for the Third Quarter

Irwin, Pennsylvania, October 27, 2005; IBT Bancorp, Inc. (AMEX: IRW), the holding company of Irwin Bank & Trust Company, today announced its results of operations for the three and nine months ended September 30, 2005. Net income for the three-month period ended September 30, 2005 was $2,038,000 or $.68 per diluted share compared to $2,161,000 or $.72 per diluted share for the comparable 2004 quarter. For the nine-month period ended September 30, 2005, net income was $6,688,000 or $2.24 per diluted share compared to $6,602,000 or $2.20 per diluted share for the comparable period in 2004. For the quarter ended September 30, 2005, net interest income, after the provision for loan losses decreased $192,000 or 3.55% while non-interest income increased $369,000 or 29% from the comparable 2004 quarter. The decline in net interest income after the provision for loan loss is due to an increase in the provision for loan losses of $260,000. Net interest income before the provision for loan losses actually increased $68,000 or 1.26% over the comparable quarter in 2004. The increase in non-interest income is due primarily to an increase in service charges of $282,000 or 43.6% compared to the comparable 2004 quarter. Non-interest expenses increased to $4,135,000 for the quarter ended September 30, 2005 compared to $3,715,000 for the comparable 2004 quarter due to increased staffing costs. Other non-interest expenses increased nominally. The provision for income taxes decreased $120,000 for the quarter or 15.2% due to a decline in the Company's effective tax rate, which is primarily the result of increases in tax free investment and loan income. For the nine months ended September 30, 2005, net interest income increased $262,000 but the provision for loan losses increased $610,000 causing the net interest income after the provision for loan losses to decrease $348,000 or 2.16%. The increase in the loan loss provision reflects the historical loss experience and recognition of the risk elements within the loan portfolio. Non-interest income increased $1,086,000, or 27.5% over the comparable quarter in 2004 due primarily to an increase in service fees of $873,000. Non-interest expenses increased $677,000 due to increases in employee salaries which are the result of merit increases and increases in staff.

President and CEO Charles G. Urtin stated, " While we did not report an increase in third quarter 2005 earnings over 2004, I am pleased to report a slight increase in 2005 year to date earnings over 2004. Our net interest income has increased during 2005 and non-interest income continues to increase and impact favorably on net income. "

Total net loans were $435,890,000 at September 30, 2005 as compared to $436,548,000 at December 31, 2004. Investments increased to $200,285,000 at September 30, 2005 as compared to $191,208,000 at December 31, 2004. Total deposits decreased to $520,419,000 at September 30, 2005 as compared to $526,216,000 at year end due mainly to an additional $23.5 million that swept into overnight repurchase agreements at September 30, 2005. Advances from the Federal Home Loan Bank of Pittsburgh decreased to $69,059,000 at September 30, 2005 as compared to $70,265,000 at December 31, 2004 due to the repayment of amortizing advances. Repurchase agreements nearly doubled to $38,686,000.

Irwin Bank and Trust Company is a state chartered commercial bank that conducts its business from its main office located in Irwin, Pennsylvania, six branch offices, two loan centers, a trust department and four supermarket branches located in the Pennsylvania counties of Westmoreland and Allegheny. The Bank's deposits are insured up to the maximum legal amount by the Federal Deposit Insurance Corporation. The Company's common stock is traded on the American Stock Exchange under the symbol "IRW". For more information please visit www.myirwinbank.com

Statements contained in this news release which are not historical facts are forward-looking statements as the term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

IBT Bancorp, Inc.
Selected Financial Data (Unaudited)

(Dollars in Thousands, except per share data)


                                            September 30,      December 31,
                                          ------------------ ------------------
                                                2005               2004
                                          ------------------ ------------------
Total Assets                                 $   694,643        $  675,857
Securities available for sale                $   200,285        $  191,208
Federal Home Loan Bank stock, at cost        $     4,914        $    5,683
Total loans, net                             $   435,890        $  436,548
Total liabilities                            $   632,716        $  616,014
Interest bearing deposits                    $   436,706        $  438,968
Non-interest bearing deposits                $    83,713        $   87,248
FHLB advances                                $    69,059        $   70,265
Shareholders' equity                         $    61,927        $   59,843


                                      Three Months Ended     Nine Months Ended
                                                    September 30,
                                      -------    -------    -------    -------
                                       2005       2004       2005       2004
                                      -------    -------    -------    -------

Interest Income                       $ 9,016    $ 8,402    $26,569    $25,084
Interest Expense                        3,516      2,970      9,923      8,700
                                      -------    -------    -------    -------
     Net interest income                5,500      5,432     16,646     16,384
Provision for loan losses                 300         40        900        290
                                      -------    -------    -------    -------
Net interest income after
     provision for loan losses          5,200      5,392     15,746     16,094
Non-interest income                     1,639      1,270      5,041      3,955
Non-interest expense                    4,135      3,715     11,909     11,232
                                      -------    -------    -------    -------

Income before income taxes              2,704      2,947      8,878      8,817
Income tax expense                        666        786      2,190      2,215
                                      -------    -------    -------    -------

Net income                            $ 2,038    $ 2,161    $ 6,688    $ 6,602
                                      =======    =======    =======    =======

Per Share Data:
Basic earnings per share              $  0.69    $  0.73    $  2.26    $  2.23
Diluted earnings per share            $  0.68    $  0.72    $  2.24    $  2.20
Dividends per share                   $  0.46    $  0.40    $  1.38    $  1.20

Selected Ratios (annualized):
Return on Average Assets                 1.20%      1.30%      1.31%      1.35%
Return on Average Equity                13.27%     15.20%     14.58%     14.72%
Net Interest Spread                      2.96%      3.08%      3.04%      3.15%
Net Interest Margin                      3.41%      3.46%      3.47%      3.55%


                                          September 30,      December 31,
                                        ------------------ ------------------
Additional Per Share Data:                    2005               2004
                                        ------------------ ------------------
Shares Outstanding                           2,955,455         2,955,455
Book Value per Share                         $   20.95         $   20.25